Exhibit 10.32

Pulse Electronics Corporation Executive Severance Policy

ARTICLE I.
PURPOSE

The Pulse Electronics Executive Severance Policy (“the Policy”) is established to provide eligible executives of Pulse Electronics Corporation (the “Company”) or its wholly-owned subsidiaries (collectively, the “Employers”) who incur an Involuntary Termination of Employment (as defined below) with severance pay and other benefits in accordance with and subject to the terms and conditions set forth in this Policy.

This Policy is intended to be an unfunded employee benefit plan maintained for a select group of management or highly compensated employees for purposes of the Employee Retirement Income Security Act of 1974, as amended.  All previous existing severance pay plans, programs, agreements and practices, whether formal or informal, are hereby revoked and terminated for any Participant (as defined below).  This document applies to Participants who incur an Involuntary Termination of Employment on and after April 6, 2012.  The payment of severance benefits, if any, payable to any executive who incurred a Termination of Employment prior to April 6, 2012 shall be determined in accordance with the terms of the severance pay plan, program, agreement or practice, applicable to such executive at the time of such Termination of Employment.

ARTICLE II.
DEFINITIONS

When used in this Policy, the following words shall have the following meaning unless the context clearly indicates otherwise.

Section 2.01     “Accrued Obligations” means the sum of (i) the Executive's unpaid base salary earned through the date of his Termination of Employment, (ii) any unpaid annual bonus earned for the fiscal year of the Company ending on or prior to the date of the Executive’s Termination of Employment, (iii) any reimbursable business expenses incurred prior to the Executive’s Termination of Employment, (iv) any earned but unpaid vacation pay as of the Executive’s Termination of Employment and (v) any vested benefits to which the Executive is entitled under any benefit plan, program or arrangement maintained by the Company.

Section 2.02     “Administrator” shall be the Committee.

Section 2.03     “Base Annual Compensation” means the sum of the Participant’s gross annual base salary and target annual incentive bonus as in effect immediately prior to the Participant’s Termination of Employment or as in effect immediately prior to any reduction in the Participant’s Base Annual Compensation that results in the Participant’s Termination of Employment for Good Reason.

Section 2.04     “Board” means the board of directors of the Company.

Section 2.05     “Cause” means any of the following:

(a)
the Participant’s commission of a felony or other crime involving moral turpitude, which has a material detrimental impact on the financial interests of the Company or any Employer, the operations of the Company or any Employer or the reputation of the Company or any Employer;

(b)	the Participant’s commission of any act involving fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or other act of dishonesty against an Employer;

(c)	the Participant’s failure to fulfill, in any material respect, his duties and responsibilities (other than by reason of death, illness or disability);

(d)
the Participant’s willful or intentional violation of any established lawful policy of his Employer which has a material detrimental impact on the financial interests of the Company or any Employer, the operations of the Company or any Employer or the reputation of the Company or any Employer;

(e)
the Participant’s breach of the terms of any agreement with his Employer, including without limitation, any agreement relating to intellectual property, confidentiality, non-competition, non-solicitation, non-disparagement and the like (a “Restricted Covenant Agreement”); or

(f)
any fraud, gross negligence, intentional misconduct, or intentional wrongful act or omission on the part of the Participant that was a material factor contributing to the Company restating all or a portion of the Company’s financial statements in a manner that is detrimental to the interests of the Company or its shareholders.

Notwithstanding the foregoing, no failure or violation described in (c) or (d) above shall constitute Cause unless (i) the Administrator provides the Participant with a written notice describing the Participant’s acts or omissions that constitute a failure or violation described in (c) or (d) above, (ii) the Participant fails to cure such failure or violation within 10 business days after he receives such written notice and (iii) following the expiration of the cure period but in no event later than the date on which a Change of Control occurs, the Company terminates the Participant’s employment due to such failure or violation; provided, however, that if the Administrator determines that the failure or violation described in (c) or (d) is not capable of being cured, the Company may terminate the Participant’s employment for Cause at any time after the Administrator provides the written notice described in (i) above but no later than the date on which a Change of Control occurs.

Section 2.06     “CEO” means the Chief Executive Officer of the Company.

Section 2.07     “Change of Control” means either:

(a)	the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)
any person (or group of persons acting together) becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control under this clause (i) shall not be deemed to occur as a result of any redemption, repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding;

(ii)
any person (or group of persons acting together) acquires (or has acquired within any 12-month period ending on the date of the most recent acquisition by such person or group) ownership, directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company’s then outstanding voting securities other than by virtue of a merger, consolidation or similar transaction;

(iii)
the consummation of a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of any direct or indirect parent of the surviving entity in such merger, consolidation or similar transaction; or

(iv)
the acquisition by a person (or a group of persons acting together) during the 12-month period ending on the date of the most recent acquisition by such person or group of assets from the Company that have a total gross fair market value equal to or exceeding 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions; or

(b)
the replacement of a majority of the members of the Board during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of appointment or election.

Notwithstanding the foregoing, no transaction or series of related transactions shall constitute a Change of Control of the Company unless such transaction or series of related transactions qualify as a change in ownership of the Company, a change in effective control of the Company or a change in ownership of a substantial portion of the Company’s assets as each of these terms are defined in Treasury Regulation Section 1.409A-3(i)(5).

Section 2.08     “COBRA” means the provisions regarding healthcare continuation coverage set forth in Section 601 et seq. of ERISA and Section 4980B of the Code.

Section 2.09     “COBRA Premium” means the monthly cost of providing healthcare continuation coverage for a qualified beneficiary under COBRA, as adjusted from time to time.

Section 2.10     “Code” means the Internal Revenue Code of 1986, as amended.

Section 2.11     “Committee” means the compensation committee of the Board.

Section 2.12     “Company” means Pulse Electronics Corporation and its successors and assigns.

Section 2.13     “Eligible Participant” means a Participant who satisfies the eligibility conditions set forth in Section 3.01 for receiving Severance Benefits under this Policy.

Section 2.14     “Employer” means the Company or any wholly-owned subsidiary of the Company.

Section 2.15     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 2.16     “Excess Parachute Tax” means the taxes, if any, imposed under Section 4999 of the Code on a Participant with respect to all or a portion of his Total Parachute Payments as a result of a change of ownership or effective control of the Company (within the meaning of Section 280G of the Code).

Section 2.17     “Good Reason” means

(a)
any reduction in the Participant's Base Annual Compensation prior to a Change of Control; provided, however, that a reduction in the Participant’s Annual Base Compensation under this paragraph (a) shall not constitute Good Reason if the Company reduces the Annual Base Compensation of all Participants on a substantially equivalent basis;

(b)	any reduction in the Participant's Base Annual Compensation and/or long-term incentive compensation opportunity after a Change of Control;

(c)	any material diminution in the Participant’s authority, duties, offices, title or responsibilities; or

(d)	a transfer of Participant’s principal place of employment to a location that is more than 30 miles from the Participant’s then current principal place of employment.

A Participant will not have Good Reason to terminate his employment and receive Severance Benefits under this Policy unless the Participant provides the Administrator with written notice of the circumstances he believes constitutes Good Reason within 30 days after the occurrence of such circumstances, or, if later, within 30 days after the Participant in the exercise of ordinary care shall first become aware of any such circumstances.  If the Participant does not provide such written notice within this time period, he may not assert those circumstances as a basis for any Termination of Employment for Good Reason.  If the Participant’s Employer does not cure any claimed event of Good Reason within 30 days after receipt of such written notice from the Participant, the Participant may terminate his employment for Good Reason within 90 days after the expiration of such cure period.  If the Participant terminates his employment prior to the expiration of the 30-day cure period or more than 90 days after the expiration of the cure period, the Participant will not be treated as having terminated his employment for Good Reason.

Section 2.18     “Involuntary Termination of Employment” means a Participant’s Termination of Employment (i) by his Employer for any reason other than for Cause or (ii) by the Participant for Good Reason.  Notwithstanding the foregoing, however, an Involuntary Termination of Employment shall not include a termination of a Participant’s employment due to:

(a)	the Participant’s death, total and permanent disability or his voluntary resignation or retirement (other than for Good Reason); or

(b)
the sale or other disposition of any subsidiary, division or business unit of an Employer or the outsourcing of any operations of an Employer if the Participant receives a written offer of comparable employment from the purchaser of such subsidiary, division or business unit or from the entity that acquires the outsourced operations or from any direct or indirect parent, subsidiary or affiliate of such purchaser or entity (a “Successor Employer”) whether or not the Participant accepts such offer of comparable employment.

An offer of employment from a Successor Employer will not be considered to be an offer of “comparable employment” for purposes of (b) unless all of the following conditions are satisfied: (i) the Participant is offered Base Annual Compensation and long-term incentive compensation opportunity in an amount equal to or exceeding 100% of the Participant’s Base Annual Compensation and long-term incentive compensation opportunity immediately prior to the consummation of such transaction, (ii) the Participant is offered employment by the Successor Employer at a principal place of employment that is located not more than 30 miles from the Participant’s principal place of employment with his Employer immediately prior to the consummation of such transaction and (iii) the Successor Employer offers the Participant employment in a position that is not expected to result in a material diminution in the authority, duties or responsibilities the Participant held immediately prior to his Termination of Employment, regardless of his title or position with the Successor Employer.

Section 2.19     “Participant” means an employee of an Employer with the title of senior vice president or higher or vice president reporting directly to the CEO, who is designated (by job description) as a Participant in Exhibit A, which is attached to, and will be treated as part of, this Policy.

Section 2.20     “Release” means a general release of a Participant’s claims against the Company in a form substantially similar to the form attached hereto as Exhibit B; provided, however that the Administrator may modify or replace the form of release in Exhibit B from time to time.

Section 2.21     “Severance Benefits” means the Severance Pay and other benefits payable to an Eligible Participant pursuant to Article IV of this Policy.

Section 2.22     “Severance Pay” means the cash payments made to an Eligible Participant pursuant to Section 4.01 of this Policy.

Section 2.23     “Severance Period” means the period commencing on the first day of the month following an Eligible Participant’s Involuntary Termination of Employment and continuing for a period equal to:

(a)
If the Eligible Participant’s Involuntary Termination of Employment occurs prior to a Change of Control (and not in anticipation of a Changed of Control as defined in below) or on or after the second anniversary of a Change of Control, the number of months set forth in the applicable table below based on the Eligible Participant’s employment position at the time of his Involuntary Termination of Employment or his position immediately prior to any change in his employment position that results in the Participant’s Termination of Employment for Good Reason:

Position	Severance Period
CEO	24 months
Senior Vice President	18 months
Vice President	12 months

(b)
If an Eligible Participant’s Involuntary Termination of Employment occurs on or after a Change of Control (or in anticipation of a Change of Control) and prior to the second anniversary of such Change in Control, the number of months set forth in the applicable table below based on the Eligible Participant’s employment position at the time of his Involuntary Termination of Employment or his position immediately prior to any change in his employment position that results in his Termination of Employment for Good Reason:

Position	Severance Period
CEO	36 months
Senior Vice President	30 months
Vice President	24 months

For purposes of this Section 2.23, a Participant’s Involuntary Termination of Employment will be treated as occurring “in anticipation of a Change of Control” if such Participant’s Involuntary Termination occurs (i) after the Company has signed a definitive term sheet to effectuate a Change of Control and (ii) no more than 6 months prior to the consummation of a Change of Control.

Section 2.24     “Termination of Employment” or words to similar effect means the Participant’s separation from service (as defined in regulations under Section 409A of the Code) with his Employer (and each entity that together with the Employer is required to be treated as a single service recipient for purposes of determining whether a separation from service has occurred for purposes of Section 409A of the Code).

Section 2.25     “Total Parachute Payments” shall mean any payment or benefit in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) paid or provided to or for the benefit of an Executive (whether paid or provided pursuant to this Policy or otherwise) which is conditioned on a change of ownership or effective control of the Company (within the meaning of Section 280G of the Code) and would subject the Executive in whole or in part to an Excess Parachute Tax.

ARTICLE III.
ELIGIBILITY FOR SEVERANCE BENEFITS

Section 3.01     Eligibility for Severance Benefits.  A Participant will become an Eligible Participant who is entitled to receive Severance Benefits under this Policy if such Participant

(a)	incurs an Involuntary Termination of Employment,

(b)	timely executes a Release within the time frame specified in such Release, and

(c)
does not revoke such Release within the applicable revocation period provided under applicable law for revocation of a release of employment-based claims (including, without limitation, the release of claims under the Age Discrimination in Employment Act).

If a Participant who has an Involuntary Termination of Employment but does not return a signed copy of the Release to the Company within the time frame specified in the Release or revokes a signed Release within the applicable revocation period, he will not be eligible to receive any Severance Benefits under this Policy.

Section 3.02     Release.  The Company will provide a Participant who has an Involuntary Termination of Employment with an executable form of Release no later than five business days after the Participant’s Involuntary Termination of Employment.  The Release will specify the date by which the Release must be executed, which will be no less than less than 21 days and no more than 45 days after the Participant receives an executable copy of the Release, and the applicable revocation period during which the Participant may revoke an executed Release.

ARTICLE IV.
SEVERANCE BENEFITS

An Eligible Participant who satisfies the eligibility requirements set forth in Section 3.01 will receive Severance Pay and other Severance Benefits as provided in this Article IV.

Section 4.01     Severance Pay.

(a)	Amount of Severance Pay.

(i)
Normal Severance.  Except as provided in clause (ii) below, an Eligible Participant will receive Severance Pay in an amount equal to his Base Annual Compensation times the applicable severance multiple specified in the table below based on the Eligible Participant’s employment position at the time of his Involuntary Termination of Employment or his position immediately prior to any change in his employment position that results in his Termination of Employment for Good Reason:

Position	Severance Multiple
CEO	2.0
Senior Vice President	1.5
Vice President	1.0

(ii)
Change of Control Severance.  If an Eligible Participant’s Involuntary Termination of Employment occurs on or after a Change of Control (or in anticipation of a Change of Control) and prior to the second anniversary of such Change in Control, he will receive Severance Pay in an amount equal to his Base Annual Compensation times the applicable severance multiple specified in the table below based on the Eligible Participant’s employment position at the time of his Involuntary Termination of Employment or his position immediately prior to any change in his employment position that results in his Termination of Employment for Good Reason:

Position	Severance Multiple
CEO	3.0
Senior Vice President	2.5
Vice President	2.0

For purposes of the preceding paragraph, a Participant’s Involuntary Termination of Employment will be treated as occurring “in anticipation of a Change of Control” if such Participant’s Involuntary Termination occurs (x) after the Company has signed a definitive term sheet to effectuate a Change of Control and (y) no more than 6 months prior to the consummation of a Change of Control.

(b)	Timing of Severance Pay.

(i)
Normal Severance.  Except as provided in clause (ii) below (and subject to Section 4.04), an Eligible Participant will receive his Severance Pay in equal installments over the Participant’s Severance Period in accordance with the Company’s regular payroll schedule.

Notwithstanding the foregoing; the payment of any Severance Pay that is otherwise due and payable to an Eligible Participant during the first six months following such Eligible Participant’s Termination of Employment shall be suspended and shall not be paid to the Eligible Participant until the earlier of (x) six months after the Eligible Participant’s Involuntary Termination of Employment or (y) the date of the Eligible Participant’s death.  The payments suspended pursuant to this paragraph will be paid in a lump sum as soon as practicable after the period of suspension ends.

(ii)
Change of Control Severance.  If an Eligible Participant’s Involuntary Termination of Employment occurs on or after a Change of Control and prior to the second anniversary of a Change of Control, his Severance Pay will be paid to him in a single lump sum as soon as practicable following the earlier of (x) date that is six months after the Eligible Participant’s Involuntary Termination of Employment or (y) the date of the Eligible Participant’s death.

Section 4.02     Prorated Annual Bonus.  An Eligible Participant will be entitled to receive a prorated annual bonus payment for the year in which the Eligible Participant’s Involuntary Termination of Employment occurs.  The prorated annual bonus payment shall be prorated based on a fraction, the numerator of which is the number of days from January 1 through the date of the Eligible Participant’s Termination of Employment and the denominator of which is 365 (or 366 in a leap year).  The prorated annual bonus payment shall be based on the actual performance of the Company and its subsidiaries and business units during the annual performance period without regard to any subjective individual performance factors.  The prorated annual bonus payment will be paid to the Eligible Participant at the same time that annual bonus payments are paid to other Executives.

Section 4.03     Medical, Dental and Vision Coverage.  If an Eligible Participant is entitled to file, and does timely file, an election to continue any health benefits for himself, his spouse and his eligible dependents, if any, under a medical, dental and/or vision benefit program maintained by the Company in accordance with the provisions of COBRA, the Participant’s Employer shall pay a portion of the Eligible Participant’s COBRA Premiums for such coverage until the earlier of (i) the expiration of the Eligible Participant’s continuation coverage under COBRA or (ii) the end of the Severance Period.  The Eligible Participant shall be required to pay a portion of the COBRA Premiums equal to the amount he would pay for such health benefits for himself, his spouse and eligible dependents, if any, under the Company’s medical, dental and/or vision programs, as applicable, if he had remained employed, and his Employer shall pay the balance of such COBRA Premiums.  If the Eligible Participant, his spouse and eligible dependents remain eligible for continuation coverage after the expiration of his Severance Period, the Eligible Participant, his spouse and/or his eligible dependents shall be responsible for payment of the full COBRA Premium.  Notwithstanding the foregoing, if COBRA is no longer required to be provided to an Eligible Participant, his spouse and eligible dependents under COBRA during the Severance Period, all payments of COBRA Premiums for that Eligible Participant, his spouse and eligible dependents under this Policy will also end.

In the event that the provisions of this Section 4.03 would violate any nondiscrimination rules under Section 105(h)(2) of the Code or similar provisions of applicable law or the Company is otherwise unable to subsidize a portion of the Eligible Participant’s COBRA Premiums, the Company may either (i) make other arrangements for the provision of substantially comparable health benefits at a cost to the Eligible Participant no greater than the premium cost he would pay for such health benefits under the Company’s medical, dental and/or vision programs, as applicable, if he had remained employed or (ii) reimburse the Eligible Participant for the costs incurred by the Eligible Participant to obtain medical, dental and vision coverage substantially comparable to the coverage provided under the Company’s medical, dental and/or vision programs, as applicable, less the amount the Eligible Participant would pay for such health benefits under the Company’s medical, dental and/or vision programs, as applicable.

Section 4.04     Compliance with Section 409A of the Code.  The Severance Pay and Severance Benefits provided under this Policy are, to the fullest extent possible, intended to be exempt from the requirements of Section 409A of the Code and to the extent that any payment of Severance Pay or Severance Benefits hereunder is not exempt from Section 409A of the Code, it is intended to comply with the requirements of Section 409A of the Code and the regulations issued thereunder, and this Policy shall be construed accordingly.  Notwithstanding any provision in this Policy to the contrary, if at the time of a Participant’s Termination of Employment, the Administrator determines that an Eligible Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and applicable regulations issued thereunder, then, to the extent that such Severance Pay and/or Severance Benefits provided under this Policy constitute deferred compensation within the meaning of Section 409A of the Code and applicable regulations issued thereunder, such Severance Pay and/or Severance Benefits shall be suspended and shall not be paid or provided to the Eligible Participant until the date that occurs on the earlier of (i) six months and one day after the Participant’s Termination of Employment or (ii) the Eligible Employee’s death.  The payments suspended pursuant to this Section 4.04 will be paid to the Eligible Participant as soon as practicable after the period of suspension ends.  Notwithstanding any provision in this Policy to the contrary, if any Severance Pay or other Severance Benefits are to be paid or provided in installments, each such installment shall constitute a separate payment for purposes of Section 409A of the Code and the regulations issued thereunder.

Section 4.05     Excess Parachute Tax.  Notwithstanding any other provisions of this Policy or any plan, arrangement or agreement maintained by the Company, if a Participant receives or is entitled to receive any Total Parachute Payments under the terms of this Policy or otherwise that would subject the Participant to an Excess Parachute Tax as a result of a change in ownership or effective control of the Company (within the meaning of Section 280G of the Code), the portion of the Total Parachute Payments payable to the Participant (whether under this Policy or otherwise) shall be reduced to the extent necessary to prevent the imposition of the Excess Parachute Tax but only if the amount determined under (a) below exceeds the amount determined under (b) below, where:

(a)
Is the net after-tax amount of the Total Parachute Payments remaining after (i) reducing the Total Parachute Payments to the extent necessary to prevent the imposition of the Excess Parachute Tax and (ii) deducting the net amount of Federal, state, and local income and payroll taxes payable by the Participant with respect such reduced Total Parachute Payments computed at the Participant’s highest marginal tax rates; and

(b)
Is the net after-tax amount of the Total Parachute Payments (without any reduction to prevent imposition of the Excess Parachute Tax) but after deducting the net amount of Federal, state, and local income and payroll taxes payable by the Participant with respect to such Total Parachute Payments computed at the Participant’s highest marginal tax rates and further reduced by the amount of the Excess Parachute Tax that would be imposed on the Participant with respect to such Total Parachute Payments.

Such reduction shall first be applied to the accelerated vesting of any equity incentive compensation (starting with stock options or stock appreciation rights that have the highest exercise or strike price) and thereafter any restricted stock, performance shares or restricted stock units, next followed by any Severance Benefits under this Policy that are not considered to be deferred compensation within the meaning of Section 409A of the Code and lastly to any Severance Pay or other Severance Benefits under this Policy that are considered to be deferred compensation within the meaning of Section 409A of the Code (starting with the payments and benefits that are payable the latest in time).

Section 4.06     Death of an Eligible Participant.  If an Eligible Participant dies after having satisfied all of the eligibility conditions set forth in Section 3.01 and before the end of the Severance Period, any remaining Severance Pay will continue to be paid to the beneficiary designated by the Participant to the Company, in writing.  If a Participant has not designated a beneficiary (or if the beneficiary does not survive the Participant), the remaining Severance Pay, if any, will be paid to the Eligible Participant’s estate.

Section 4.07     Violation of Post-Employment Obligations and Covenants.  Notwithstanding any provision in this Policy to the contrary, if any Eligible Participant breaches the terms of any Restricted Covenant Agreement with the Company, such Eligible Employee shall immediately forfeit any and all rights he may have to any unpaid Severance Pay and other Severance Benefits hereunder and such Eligible Participant shall return to the Company any Severance Pay and Severance Benefits.

ARTICLE V.
POLICY ADMINISTRATION

This Policy shall be administered by the Administrator.  The Administrator shall have the discretionary authority to determine eligibility for Severance Benefits under the Policy and to construe the terms of the Policy, including the making of factual determinations.  Benefits under the Policy shall be paid or provided only if the Administrator determines that Participant is entitled to such benefits under the terms of this Policy.  The decisions of the Administrator shall be final and conclusive with respect to all questions concerning administration of the Policy.  The Administrator may delegate all or a portion of its duties under this Policy to the CEO; provided, however, that the Committee’s express approval is required for the payment of any compensation or benefits as a result of any Participant’s Termination of Employment that are not Accrued Obligations or otherwise authorized under this Policy and further provided that the Administrator shall not delegate any duties to the CEO in connection with his own Termination of Employment.  The actions of the CEO with respect to his delegated duties shall be treated as if such actions were taken by the Administrator.

ARTICLE VI.
CLAIMS PROCEDURE

Section 6.01     Filing a Claim.  No formal claim for benefits shall be required for Severance Benefits to be paid or provided under this Policy.  The Administrator will inform any Participant who incurs an Involuntary Termination of Employment that such Participant will be eligible for Severance Benefits under this Policy if the Participant satisfies the conditions set forth in Section 3.01.  However, any individual who believes he is eligible for Severance Benefits under this Policy that have not been provided (a “Claimant”) may submit a written claim (“Claim”) for Severance Benefits to the Administrator.  A Claimant shall have no right to seek review of a denial of Severance Benefits, or to bring any action in any court to enforce a Claim, prior to filing a Claim and exhausting his administrative remedies under this Article VI. When a Claim has been filed properly, the Administrator shall evaluate it and shall notify the Claimant of the approval or the denial of the Claim within 90 days after the Administrator receives such Claim unless special circumstances require an extension of time for processing the Claim.  If such an extension of time for processing is required, the Administrator shall furnish the Claimant with written notice of the extension prior to the termination of the initial 90-day period.  The notice of extension will specify the special circumstances requiring an extension and the date by which a final decision will be reached.  The extension may not exceed 180 days after the date on which the Claim was filed.  The Administrator shall provide the Claimant with a written notice advising the Claimant as to whether the Claim is granted or denied, in whole or in part.  If a Claim is denied, in whole or in part, the notice will contain (a) the specific reasons for the denial, (b) references to pertinent provisions of the Policy upon which the denial is based, (c) a description of any additional material or information, if any, that is necessary to perfect the Claim and an explanation of why such material or information is necessary, and (d) the Claimant’s right to seek review of the denial.

Section 6.02     Review of Claim Denial.  If a Claim is denied, in whole or in part, the Claimant may shall have the right to (a) request that the Committee review the denial, (b) review pertinent documents, and (c) submit issues and comments in writing, provided that the Claimant files a written request for review with the Committee within 60 days after the date on which the Claimant received written notification of the denial.  Within 60 days after a request for review is received, the Committee shall review the Claim and advise the Claimant in writing of the Committee’s decision on review.  If special circumstances require an extension of time for processing the review, the Committee shall provide the Claimant with written notice within the initial 60-day review period specifying the reasons for the extension and when such review shall be completed.  The extension of the review period may not exceed 120 days after the date on which the request for review was filed.  The Committee shall notify the Claimant of its decision on review in writing, which will include specific reasons for the decision and reference to the provisions of the Policy upon which the decision is based.  A decision on review shall be final and binding on all persons for all purposes.

ARTICLE VII.
AMENDMENT AND TERMINATION

The Board or the Committee reserves the right to amend this Policy from time to time or to terminate the Policy; provided, however, that no such amendment or termination shall reduce the amount of Severance Pay or Severance Benefits payable to any Eligible Participant who had an Involuntary Termination of Employment on or before the date of such amendment is executed or this Policy is terminated.  Moreover, this Policy may not be amended or terminated at any time on or after the date Change of Control occurs and prior to the second anniversary of such Change of Control if such amendment or termination will have a material adverse affect on any Participant’s eligibility for Severance Pay or Severance Benefits or the amount of Severance Benefits provided under this Policy or under any plan, policy, program, arrangement or agreement that replaces this Policy.  This Policy may not be amended, modified or terminated in a manner that would subject any Participant to taxation of his Severance Pay or any other Severance Benefits under Section 409A(a)(1) of the Code.

ARTICLE VIII.
MISCELLANEOUS

Section 8.01     Accrued Obligations.  Notwithstanding any provision in this Policy to the contrary, a Participant who has a Termination of Employment shall receive all of the Accrued Obligations to which such Participant is entitled in accordance with the Company’s customary payroll practices and/or the terms of any applicable plan, program, policy or arrangement maintained by the Company without regard to whether the Participant is or may become entitled to any Severance Pay or Severance Benefits under this Policy.

Section 8.02     Successors and Assigns.  The obligations of the Company under this Policy shall be assumed by its successors and assigns.

Section 8.03     Employment Rights.  The existence of this Policy shall not confer any legal or other rights upon any employee to continuation of employment.  The Company and its subsidiaries reserve the right to terminate any employee with or without cause at any time, notwithstanding the provisions of this Policy.

Section 8.04     Controlling Law.  The provisions of this Policy shall be governed, construed and administered in accordance with ERISA.  To the extent that ERISA does not apply, the laws of the State of California shall be controlling, other than California law concerning conflicts of law.

Section 8.05     Interests Not Transferable.  The interest of persons entitled to Severance Benefits under this Policy are not subject to their debts or other obligations and, except as provided in Sections 4.06 and 8.02 above and Section 8.11 below, as required by federal or state garnishment orders issued to the Plan or any Employer, or as may be required by ERISA, may not be voluntarily or involuntarily sold, transferred, alienated, assigned or encumbered.

Section 8.06     Representations Contrary to the Policy.  No officer or employee of the Company or any Employer has the authority to alter, vary or modify the terms of the Policy or the Severance Benefits available to any Eligible Participant without the written consent of the Board or the Committee.  No verbal or written representations contrary to the terms of the Policy and any duly authorized written consent of the Board or Committee shall be binding upon the Company or any Employer.

Section 8.07     Plan Funding.  No Participant or beneficiary thereof shall acquire by reason of this Policy any right in or title to any assets, funds, or property of any Employer.  Any Severance Benefits that become payable under this Policy are unfunded obligations of the Eligible Participant’s Employer, and shall be paid from the general assets of such Employer.  No employee, officer, director or agent of the Company or any Employer guarantees in any manner the payment of Severance Benefits.

Section 8.08     Headings.  The headings in this Plan are for convenience of reference and shall not be given substantive effect.

Section 8.09     Gender.  Except when the context indicates to the contrary, when used in this Policy, masculine terms shall be deemed to include the feminine.

Section 8.10     Severability.  If any provision of this Policy is held illegal or invalid for any reason, the other provisions of this Policy shall not be affected.

Section 8.11     Tax Withholding.  Notwithstanding any other provision of this Policy, the Employers may withhold from any and all Severance Benefits such United States federal, state or local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

Section 8.12     Non-Exclusivity of Rights.  The terms of the Policy shall not prevent or limit the right of a Participant to receive any base annual salary, pension or welfare benefit, perquisite, bonus or other payment provided by the Company to the Participant, except for such rights as the Participant may have specifically waived in writing.  Amounts that are vested benefits or which the Participant is otherwise entitled to receive under any benefit policy or program provided by the Company shall be payable in accordance with the terms of such policy or program.

Section 8.13     Indemnification.  The CEO and the individuals serving on the Committee shall be indemnified to the fullest extent permitted by applicable law and the Company’s Bylaws.

Adopted by the Compensation Committee
on April 6, 2012

EXHIBIT A

ELIGIBILITY TO PARTICIPATE
IN THE
SEVERANCE POLICY

As of April 6, 2012

John R. D. Dickson

John Houston

EXHIBIT B

FORM OF RELEASE

This is a Waiver and Release (“Release”) between __________________ (the “Executive”) and Pulse Electronics Corporation (the “Company”).  The Company and the Executive agree that they have entered into this Release voluntarily, and that it is intended to be a legally binding commitment between them.

In consideration for and contingent upon the Executive’s right to receive the Severance Pay and Severance Benefits described in Article IV of the Pulse Electronics Corporation Executive Severance Policy (the “Severance Policy”) and this Release, the Executive hereby agrees as follows:

1.            General Waiver and Release.  Except as provided in Paragraphs 3 and 6 below, the Executive and any person acting through or under the Executive hereby release, waive and forever discharge the Company, its past and present subsidiaries and affiliates, and their respective successors and assigns, and their respective past and present officers, directors, shareholders, employees and agents of each of them (collectively the “Released Parties” and individually a “Released Party”), from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever (including without limitation attorneys’ fees and expenses), whether known or unknown, absolute, contingent or otherwise (each, a “Claim”), arising or which could have arisen up to and including the date of the Executive’s execution of this Release, including without limitation those arising out of or relating to the Executive’s employment or cessation and termination of employment, or any other written or oral agreement, any change in Executive’s employment status, any benefits or compensation, any tortious injury, breach of contract, wrongful discharge (including any Claim for constructive discharge), infliction of emotional distress, slander, libel or defamation of character, and any Claims arising under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, or any other federal, state or local statute, law, ordinance, regulation, rule or executive order, any tort or contract claims, and any of the claims, matters and issues which could have been asserted by the Executive against any Released Party in any legal, administrative or other proceeding.  The Executive agrees that if any action is brought in her name before any court or administrative body, the Executive will not accept any payment of monies in connection therewith.

2.           The Executive acknowledges and agrees that he/she is specifically waiving all rights under section 1542 of the Civil Code of the State of California, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding the provisions of section 1542 of the Civil Code of the State of California, Executive acknowledges that Executive may hereafter discover facts, matters or events different from or in addition to those Executive now knows or believes to be true with respect to the claims, demands, damages, debts, liabilities, accounts, actions or causes of action herein released, and hereby agrees that the releases in Paragraph 1 above shall remain in effect in all respects as complete, general releases as to the matters released, notwithstanding any such different or additional facts.

3.             Nothing in this Release shall limit or impede the Executive’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission (“EEOC”), or any similar local, state or federal agency, or, to file a claim for unemployment compensation benefits, and/or any causes of action which by law the Executive may not legally waive.  The Executive agrees, however, that if the Executive or anyone acting on the Executive’s behalf, brings any action concerning or related to any cause of action or liability released in this Release, the Executive waives any right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.

4.             The Executive agrees that the Severance Pay and Severance Benefits provided pursuant to Article IV of the Severance Policy are conditioned upon the Executive’s continued compliance with the terms of any Restricted Covenant Agreement by and between Executive and the Company.  In the event that the Executive breaches the terms of any Restricted Covenant Agreement with the Company, the Executive shall immediately forfeit any and all rights the Executive may have to any unpaid Severance Pay and other Severance Benefits under the Severance Policy and the Executive shall return to the Company any Severance Pay and Severance Benefits previously received.

5.             THE COMPANY AND THE EXECUTIVE AGREE THAT THE SEVERANCE PAY AND SEVERANCE BENEFITS DESCRIBED IN THE SEVERANCE POLICY ARE CONTINGENT UPON THE EXECUTIVE SIGNING THIS RELEASE.  THE EXECUTIVE FURTHER UNDERSTANDS AND AGREES THAT IN SIGNING THIS RELEASE, EXECUTIVE IS RELEASING POTENTIAL LEGAL CLAIMS AGAINST THE COMPANY.  THE EXECUTIVE UNDERSTANDS AND AGREES THAT IF EXECUTIVE DECIDES NOT TO SIGN THIS RELEASE, OR IF EXECUTIVE REVOKES THIS RELEASE, THAT EXECUTIVE WILL NOT BE ENTITLED TO RECEIVE ANY SEVERANCE PAY OR SEVERANCE BENEFITS UNDER THE SEVERANCE POLICY.

6.             The waiver contained in Paragraphs 1 and 2 above does not apply to:

(i)	Any Accrued Obligations, as defined in Section 2.01 of the Severance Policy;

(ii)	Any rights or claims that may arise under the Age Discrimination in Employment Act after the date that Executive signs this Release; and

(iii)
Any right to indemnification by the Company or to coverage under directors and officers liability insurance to which Executive is otherwise entitled in accordance with the Company’s articles of incorporation or by-laws or other agreement between the Executive and the Company.

7.             EXECUTIVE ACKNOWLEDGES THAT SHE HAS READ AND IS VOLUNTARILY SIGNING THIS RELEASE.  EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY, HAS BEEN GIVEN AT LEAST [21][45] DAYS TO CONSIDER THIS RELEASE BEFORE THE DEADLINE FOR SIGNING IT, AND UNDERSTANDS THAT EXECUTIVE MAY REVOKE THE RELEASE WITHIN SEVEN (7) DAYS AFTER SIGNING IT.  IF NOT REVOKED WITHIN SUCH PERIOD, THIS RELEASE WILL BECOME EFFECTIVE ON THE EIGHTH (8) DAY AFTER IT IS SIGNED BY EXECUTIVE.

BY SIGNING BELOW, BOTH THE COMPANY AND EXECUTIVE AGREE THAT THEY UNDERSTAND AND ACCEPT EACH PART OF THIS RELEASE.

EXECUTIVE		PULSE ELECTRONICS CORPORATION

By:
[Name of Executive]	Its:

Date		Date: